EXHIBIT 99


                        PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE           Contact: Mark F. Bradley
---------------------                    President and Chief Operating Officer
December 6, 2004                         (740) 373-3155


                      PEOPLES BANK COMPLETES ACQUISITION OF
                      TWO OFFICES IN ASHLAND, KENTUCKY AREA
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         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced today that one of its subsidiaries, Peoples Bank, has completed its acquisition of two full-service banking offices in the Ashland, Kentucky area from Advantage Bank, a subsidiary of Camco Financial Corporation (Nasdaq: CAFI).
         First announced in September 2004, Peoples Bank acquired the full-service offices as of the close of business on Friday, December 3. In the acquisition, Peoples Bank paid a 10.21% premium, or approximately $7.8 million in cash, for the approximately $63 million of deposits and acquired fixed assets, and approximately $43 million of loans at book value.
         "We look forward to serving the financial needs of our new customers," said Mark F. Bradley, Peoples Bancorp's President and Chief Operating Officer. "The integration teams on both sides did a great job completing the transition."
         Concurrent with the completion of the acquisition, Peoples Bank has consolidated some of its Ashland area offices. The Peoples Bank location at 747 Bellefonte Road in Flatwoods and the newly acquired office at 1640 Carter Avenue in downtown Ashland were consolidated into nearby Peoples Bank offices at the close of business on December 3. Also, the Peoples Bank office at 1410 Eagle Drive in Cedar Knoll will no longer serve customers after the close of business on December 27. Clients will be redirected to Peoples Bank's newly acquired office in Summit, Kentucky.
          "The office consolidations will be the most efficient way to serve our Ashland area customers," said Bradley. "Peoples Bank now ranks first in northeastern Kentucky's tri-county market of Boyd, Carter, and Greenup counties with over 14% of total deposits."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 51 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp's financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

                                 END OF RELEASE